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                                                                     EXHIBIT 5.1


December 3, 2004

Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, NJ 07974

Ladies and Gentlemen:

I am the Managing Corporate Counsel and Assistant Secretary of Lucent Technologies Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the preparation of the registration statement on Form S-3 which the Company proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), registering 200,000,000 common shares, par value $.01 per share, of the Company (the "Shares") which may be issued by the Company upon the exercise of warrants (the "Warrants") pursuant to a warrant agreement to be entered into between the Company and The Bank of New York (the "Warrant Agreement").

In connection with the foregoing, I, or attorneys on my staff, have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments, and other relevant materials as we have deemed advisable. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as copies, and the authenticity of the originals of such copies. In addition, we have relied upon certificates of public officials, of officers and representatives of the Company, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Based on the foregoing, I am of the opinion that all proper corporate proceedings have been taken so that the Shares, when issued in accordance with the terms and conditions of the Warrants and the resolutions of the Board of Directors relating to the issuance of common shares upon exercise of the Warrants under the Warrant Agreement, will be validly issued, fully paid and nonassessable.

I am admitted to practice in the State of New Jersey, and I express no opinion as to matters governed by any laws other than the laws of the State of New Jersey, the Corporate Law of the State of Delaware and the Federal laws of the United States of America.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

Very truly yours,

/s/ MICHAEL C. KEEFE
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Michael C. Keefe
Managing Corporate Counsel and Assistant Secretary